Exhibit 4.67

LHD Unit Supply Contract

The Principal: Tianjin New Highland Science and Technology Development Co., Ltd. (hereinafter referred to as Party A)

The Agency: Dongying Luda Petrochemical Equipment Co., Ltd. (hereinafter referred to as Party B)

Place of Signature: Tianjin

Date of Signature: December 1, 2010

According to the “Contract Law of the People’s Republic of China” as well as other relevant laws and regulations, on the basis of equality and volition, the Parties agree to reach the following agreement on the appointment from Party A to Party B as to the purchase of long-distance hydraulic perforating drill:

Article 1 Scope of Appointment

Party B agrees to buy ten (10) sets of drills on behalf of Party A.

Article 2 Requirements for the drill and the ancillary equipment

A. Unit Speification: suit of Jet-DrillTM Semi Enclosed Skid Shallow Well Unit; and suit of Jet-DrillTM Semi Enclosed Skid Deep Well Unit.

B. Party B shall be responsible for the assembly, coordination and testing of the drilling equipment.

Article 3 Contract Price

The price of each set of the drill is RMB¥43,700,000.00). The total contract price for ten drills is RMB¥437,000,000.00);

Date of Delivery: the drills shall be delivered by three (3) batches:

The 1st batch: 1-2 drills shall be delivered before March 25, 2011;

The 2nd batch: 3-6 drills shall be delivered before July 25, 2011;

The 3rd batch: 7-10 drills shall be delivered before December 25, 2011.

Place of Delivery: Tianjin, all costs related to delivery shall be borne by Party B.

Article 4 Payment Terms

Payment shall be made on a progressive basis:

A. Party A shall pay Party B the initial amount of RMB262,200,000.00, which is sixty (60) percent of the total contract price, within fifteen (15) days of the signing of this Contract;

B. Within one (1) month prior to the delivery of the 1st batch of the drills, Party A shall pay Party B the second payment of RMB26,220,000.00 which is thirty (30) percent of the price of the 1st batch of the drills; and within thirty (30) days after the drills are inspected and accepted, Party A shall pay Party B the amount of RMB8,740,000.00 which is ten (10) percent of the price of the 1st batch of the drills;

C. Within one (1) month prior to the delivery of the 2nd batch of the drills, Party A shall pay Party B the third payment of RMB52,440,000.00 which is thirty (30) percent of the price of the 2nd batch of the drills; and within thirty (30) days after the drills are inspected and accepted, Party A shall pay Party B the amount of RMB17,480,000.00 which is ten (10) percent of the price of the 2nd batch of the drills;

D. Within one (1) month prior to the delivery of the 3rd batch of the drills, Party A shall pay Party B the fourth payment of RMB52,440,000.00 which is thirty (30) percent of the price of the 3rd batch of the drills; and within thirty (30) days after the Units are inspected and accepted, Party A shall pay Party B the amount of RMB17, 480,000.00 which is ten (10) percent of the price of the 3rd batch of the drills.

Article 5 Term of Entrustment

The term of entrustment shall last from December 1, 2010 to December 31, 2011.

Article 6 Transfer of Delegation

Party B may not delegate its obligations under this agreement to any third person.

Article 7 Inspection

Party A shall appoint a representative to inspect the units upon delivery of the equipment by Party B. The appointed representative shall sign on the bill of lading after inspection to confirm that all requirements are met. Party B has the obligation to assist Party A in making claims against the supplier if any defects in quality are discovered during the inspection.

Article 8 Party A’s Rights and Obligations

A. The right to acquire the drill equipment purchased by Party B for Party A under the Contract;

B. The right to be informed of the progress of the affairs entrusted to Party B;

C. Party A may not enter into private deals with clients introduced by Party B during the term of entrustment or within three (3) months after the expiration of the term;

D. Party A shall pay to Party B the contracted price after the Party B has fulfilled its obligations.

Article 9 Party B’s Rights and Obligations

A. The right to handle relevant procedures for the purchased Units, to complete the agency services under this Contract in a timely manner and to charge the contracted price;

B. Party B shall keep Party A informed of all details on the Units in a timely manner so as to protect Party A’s rights, and may not damage Party A’s interests by providing fraudulent information to Party A, withhold information on the actual circumstances of Party B, or conspire with other parties;

C. The warranty period for the purchased units is twelve (12) months from the acceptance date of the Units. Party B shall provide free repair and maintenance services on the purchased Units to Party A during the aforementioned warranty period;

D. Upon the signing of the Contract, Party B shall not charge Party A for any fees other than the contract price provided herein.

Article 10 Default Liability

A. Party A shall pay Party B liquidated damages at the daily rate of 1/10000 of the delayed payment in the case that Party A fails to make the payments as stipulated in the Contract;

B. Party B shall pay Party A liquidated damages at the daily rate of 1/10000 of the value of the delayed delivery in the case that Party B fails to deliver the purchased drills as stipulated in the Contract.

Article 11 Amendment and Termination of the Contract

Any Party who wishes to change the terms and conditions of this contract during the period of enforcement shall issue a notice in writing to the other Party. The terms and conditions may be changed or a supplementary agreement may be signed with the consent of the other Party within a period agreed upon by both Parties. The amended terms shall be duly noted.

Any supplementary agreements or other written documents signed by both Parties during the execution of the Contract shall constitute a part of this Contract with an equal legal effect.

Article 12 Dispute Resolution

All disputes arising from the execution of or in connection with the Contract shall be settled through friendly consultation between both Parties. In the case that no settlement can be reached between the two Parties, either Party can file a law suit with the competent people’s court that has jurisdiction in Tianjin.

Article 13 Miscellaneous

This Contract is made in two copies, with each Party holding one copy, and shall enter into effect upon the execution and affixation with seals by both Parties.

Party A (Seal): Tianjin New Highland Science and Technology Development Co., Ltd.

Authorized Representative:
/s/Guoqiang Xin
/company seal/

Party B (Seal): Dongying Luda Petrochemical Equipment Co., Ltd.

Authorized Representative:
/s/Xinkuan Quan
/company seal/